FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: February 9, 2017

MAXIMUS Reports First Quarter Results
- Updates Full-Year Revenue Guidance and Maintains Earnings Guidance for Fiscal Year 2017 -

(RESTON, Va. - February 9, 2017) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three months ended December 31, 2016.

Highlights for the first quarter of fiscal year 2017 include:

•	Revenue growth of 9% to $607.6 million compared to the same period last year

•	Better-than-expected diluted earnings per share of $0.71

•	Strong cash flows from operations of $71.1 million and free cash flow of $63.4 million

•	Year-to-date signed contract awards of $462.4 million and new contracts pending (awarded but unsigned) of $150.4 million at December 31, 2016

•	Sales pipeline of $4.0 billion at December 31, 2016

•	Revised fiscal 2017 revenue guidance now expected to range between $2.425 billion and $2.475 billion

For the first quarter of fiscal 2017, revenue increased 9% to $607.6 million compared to $556.7 million reported for the same period last year driven by the Health Services Segment. Revenue growth was partially offset by a 3% decline from unfavorable foreign currency translation. On a constant currency basis, revenue would have increased 12% compared to the same period last year. Organic revenue grew 11% and acquired growth was 1%.

Total company operating margin for the first quarter of fiscal 2017 was 12.1%.

For the first quarter of fiscal 2017, net income attributable to MAXIMUS totaled $46.7 million, or $0.71 of diluted earnings per share, compared to diluted earnings per share of $0.40 for the first quarter of fiscal 2016.
The increase was due to improved income contributions across all segments, most notably from the Health Services and U.S. Federal Services Segments. The prior-year period was tempered by programs in start up, as well as the timing of an $8.6 million delayed change order where the costs were recorded in the first quarter of fiscal 2016, but the associated revenue and profit were recognized at the time of contract execution in the second quarter of fiscal 2016.

Diluted earnings per share for the first quarter of fiscal 2017 were better than expected due to solid performance across the portfolio. Most notably, the U.S. Federal Services Segment over-delivered by approximately $0.04. In addition, restructuring costs related to the ongoing consolidation and integration of the Company's human services operations in the U.K. were $0.02 better than previously expected.

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"We are pleased with the solid results in the first quarter of fiscal 2017 and the increased contributions and steady progress toward target operating margins from certain key contracts that were ramping up last fiscal year. The reduction in fiscal 2017 revenue guidance is principally due to a contract cancellation in the U.S. Federal Services Segment. However, the long-term, macro-economic drivers of rising caseloads and increasing demand for effective government programs remain unchanged. With $4.0 billion of opportunities in our reported pipeline, demand for our services remains strong and we are keenly focused on capturing new organic growth," commented MAXIMUS CEO Richard A. Montoni.

Health Services Segment
Health Services Segment revenue for the first quarter of fiscal 2017 increased 17% to $340.7 million compared to $291.9 million reported for the same period last year. Most of the growth in the quarter was organic and driven by the expansion on existing contracts, which was offset by a 5% decline from unfavorable foreign currency translation. On a constant currency basis, revenue growth would have been 21%.

Operating margin for the first quarter of fiscal 2017 increased to 14.7% compared to 9.2% reported in the prior-year period. The expansion in margin was due to forecasted improvements from programs that were ramping up in the first quarter of fiscal 2016. In addition, operating margin for the first quarter of fiscal 2016 was also tempered by the timing of the aforementioned change order.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal 2017 decreased 3% to $141.3 million compared to $145.3 million reported for the same period last year. The lower revenue was largely a result of significantly lower volumes on a large health care contract for the U.S. Department of Veterans Affairs where MAXIMUS is a subcontractor. MAXIMUS was recently notified that this contract has been canceled due to insufficient volumes and will now end in April 2017.

Operating margin for the first quarter was 12.7% compared to 7.4% reported for the prior-year period. The margin expansion was due to better-than-projected volumes on a couple of transaction-based contracts and, to a lesser extent, savings from automation initiatives.

Human Services Segment
Human Services Segment revenue for the first quarter of fiscal 2017 increased 5% to $125.5 million compared to $119.5 million for the same period last year. Most of the growth in the quarter was organic and driven by increased revenue from operations in Australia, which offset expected decreased revenue from the wind down of the Work Programme in the United Kingdom. The segment was unfavorably impacted by a 2% decline in foreign currency translation. On a constant currency basis, revenue growth would have been 7%.

Operating margin for the first quarter was 9.4% compared to 7.6% for the same period last year. Operating margin improvement was due to the expected improvements in the Australia jobactive contract that was in the start-up phase in the same period last year. This operating margin excludes the $2.2 million restructuring charge in the United Kingdom.

Sales and Pipeline
Year-to-date signed contract awards at December 31, 2016 totaled $462.4 million. New contracts pending (awarded but unsigned) totaled $150.4 million.

The sales pipeline at December 31, 2016 was $4.0 billion (comprised of approximately $1.7 billion in proposals pending, $0.2 billion in proposals in preparation, and $2.0 billion in opportunities tracking). This compares to a pipeline of $4.3 billion at September 30, 2016. The decline is due to contracts converting to new awards,

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

procurement delays mostly due to the transition to the new administration in the United States, and certain contract losses.

The Company’s reported pipeline only reflects those opportunities where MAXIMUS expects the request for proposal to be released within the next six months.

Balance Sheet and Cash Flows
Cash and cash equivalents at December 31, 2016 totaled $69.8 million. For the three months ended December 31, 2016, cash flows from operations totaled $71.1 million, with free cash flow of
$63.4 million.

At December 31, 2016, Days Sales Outstanding (DSOs) were within the Company’s expected range at 70, and consistent with the fourth quarter of fiscal 2016.

On November 30, 2016, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On January 11, 2017, the Company announced a $0.045 per share cash dividend, payable on February 28, 2017 to shareholders of record on February 15, 2017.

During the first quarter of fiscal 2017, MAXIMUS repurchased approximately 559,000 shares of the Company's common stock for $28.8 million, at a weighted average price of $51.68. At December 31, 2016, MAXIMUS had an estimated $109 million available for repurchases under its Board-authorized share repurchase program.

Outlook
The Company is updating its fiscal 2017 revenue guidance most notably as a result of the canceled contract due to insufficient volumes in the U.S. Federal Services Segment. MAXIMUS now expects revenue to range between $2.425 billion and $2.475 billion for fiscal 2017. This compares to the Company's prior range of $2.475 billion to $2.550 billion.

The Company is reiterating its earnings guidance and continues to expect GAAP diluted earnings per share to range between $2.90 and $3.10 for fiscal 2017. The Company is also reiterating its cash flow guidance and continues to expect cash flows from operations to range between $230 million and $280 million and free cash flow to range between $170 million and $220 million for fiscal 2017. The Company’s guidance does not include any future acquisitions or future legal expenses or recoveries.

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, February 9, 2017, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at
http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 23, 2017. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13653594

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 18,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace, other financial measures in this document. The presentation of non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

In this news release, we use the non-GAAP measures organic revenue growth, constant currency movement and free cash flow. A description of these measures, including a description of our use of these measures and our methodology for calculating them, is included in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 21, 2016. We have included a reconciliation of free cash flow to cash flows from operations in this news release.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2016	2015
Revenue	$607,564	$556,722
Cost of revenue	462,746	446,507
Gross profit	144,818	110,215
Selling, general and administrative expenses	65,398	64,234
Amortization of intangible assets	3,402	3,149
Restructuring costs	2,242	—
Acquisition-related expenses	—	46
Operating income	73,776	42,786
Less:
Interest expense	849	989
Add:
Other income, net	263	1,131
Income before income taxes	73,190	42,928
Provision for income taxes	26,861	16,046
Net income	46,329	26,882
(Loss)/income attributable to noncontrolling interests	(335)	273
Net income attributable to MAXIMUS	$46,664	$26,609
Basic earnings per share attributable to MAXIMUS	$0.71	$0.40
Diluted earnings per share attributable to MAXIMUS	$0.71	$0.40
Dividends paid per share	$0.045	$0.045
Weighted average shares outstanding:
Basic	65,770	65,954
Diluted	66,020	66,288

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2016	September 30, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$69,767	$66,199
Accounts receivable — billed and billable	426,372	444,357
Accounts receivable — unbilled	38,431	36,433
Income taxes receivable	1,759	17,273
Prepaid expenses and other current assets	51,126	56,718
Total current assets	587,455	620,980
Property and equipment, net	121,799	131,569
Capitalized software, net	28,172	30,139
Goodwill	393,480	397,558
Intangible assets, net	104,809	109,027
Deferred contract costs, net	17,805	18,182
Deferred compensation plan assets	23,816	23,307
Deferred income taxes	8,929	8,644
Other assets	10,072	9,413
Total assets	$1,296,337	$1,348,819
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$134,482	$150,711
Accrued compensation and benefits	68,996	96,480
Deferred revenue	64,665	73,692
Income taxes payable	9,166	7,979
Long-term debt, current portion	240	277
Other liabilities	11,563	11,617
Total current liabilities	289,112	340,756
Deferred revenue, less current portion	36,422	40,007
Deferred income taxes	22,731	16,813
Long-term debt	150,292	165,338
Deferred compensation plan liabilities, less current portion	26,497	24,012
Other liabilities	8,911	8,753
Total liabilities	533,965	595,679
Shareholders’ equity:
Common stock, no par value	466,656	461,679
Accumulated other comprehensive loss	(45,851)	(36,169)
Retained earnings	338,460	323,571
Total MAXIMUS shareholders’ equity	759,265	749,081
Noncontrolling interests	3,107	4,059
Total equity	762,372	753,140
Total liabilities and equity	$1,296,337	$1,348,819

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2016	2015
Cash flows from operations:
Net income	$46,329	$26,882
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	14,562	12,947
Amortization of intangible assets	3,402	3,149
Deferred income taxes	5,910	(499)
Stock compensation expense	4,889	4,332

Change in assets and liabilities:
Accounts receivable — billed and billable	14,687	(29,747)
Accounts receivable — unbilled	(1,998)	(1,853)
Prepaid expenses and other current assets	6,245	5,316
Deferred contract costs	44	764
Accounts payable and accrued liabilities	(14,575)	8,188
Accrued compensation and benefits	(17,237)	(21,383)
Deferred revenue	(10,096)	(2,886)
Income taxes	16,902	(3,043)
Other assets and liabilities	2,076	(801)
Cash flows from operations	71,140	1,366

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(7,768)	(10,685)
Acquisition of businesses, net of cash acquired	—	(2,606)
Proceeds from the sale of a business	385	—
Other	43	84
Cash used in investing activities	(7,340)	(13,207)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(2,920)	(2,941)
Repurchases of common stock	(28,767)	(31,138)
Tax withholding related to RSU vesting	(9,255)	(11,553)
Borrowings under credit facility	65,000	47,070
Repayment of credit facility and other long-term debt	(80,067)	(12,721)
Other	(1,145)	—
Cash (used in)/provided by financing activities	(57,154)	(11,283)

Effect of exchange rate changes on cash and cash equivalents	(3,078)	(590)

Net decrease in cash and cash equivalents	3,568	(23,714)

Cash and cash equivalents, beginning of period	66,199	74,672

Cash and cash equivalents, end of period	$69,767	$50,958

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
(Amounts in thousands)	2016	% (1)	2015	% (1)
Revenue:
Health Services	$340,729	100%	$291,903	100%
U.S. Federal Services	141,298	100%	145,285	100%
Human Services	125,537	100%	119,534	100%
Total	$607,564	100%	$556,722	100%

Gross Profit:
Health Services	$78,234	23.0%	$51,972	17.8%
U.S. Federal Services	37,576	26.6%	28,238	19.4%
Human Services	29,008	23.1%	30,005	25.1%
Total	$144,818	23.8%	$110,215	19.8%

Selling, general, and administrative expense:
Health Services	$28,107	8.2%	$25,164	8.6%
U.S. Federal Services	19,695	13.9%	17,522	12.1%
Human Services	17,239	13.7%	20,898	17.5%
Other (2)	357	NM	650	NM
Total	$65,398	10.8%	$64,234	11.5%

Operating income:
Health Services	$50,127	14.7%	$26,808	9.2%
U.S. Federal Services	17,881	12.7%	10,716	7.4%
Human Services	11,769	9.4%	9,107	7.6%
Amortization of intangible assets	(3,402)	NM	(3,149)	NM
Restructuring costs (3)	(2,242)	NM	—	NM
Acquisition-related expenses	—	NM	(46)	NM
Other (2)	(357)	NM	(650)	NM
Total	$73,776	12.1%	$42,786	7.7%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)
During the three months ended December 31, 2016, we accrued $0.4 million of legal-related costs pertaining to a matter that occurred prior to 2009. During the three months ended December 31, 2015, we incurred $0.7 million of legal costs related to a matter that occurred in fiscal year 2014. Both items are classified within other selling general and administrative expense.

(3)	During the three months ended December 31, 2016, we incurred costs in restructuring our United Kingdom Human Services business.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2016	2015
Cash flows from operations	$71,140	$1,366
Purchases of property and equipment and capitalized software costs	(7,768)	(10,685)
Free cash flow	$63,372	$(9,319)

-XXX-

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM